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                                 LCA GROUP INC.

                     2001 ANNUAL PERFORMANCE INCENTIVE PLAN

                       (EFFECTIVE AS OF __________ ,_____)





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                                 LCA GROUP INC.
                     2001 ANNUAL PERFORMANCE INCENTIVE PLAN

                       (EFFECTIVE AS OF __________ , ____)

1. PURPOSE

         The purpose of this Plan is to attract, retain and motivate key employees by providing cash performance awards to designated key employees of the Company or its Subsidiaries. This Plan is effective for fiscal years of the Company commencing on or after October 1, 2000, subject to approval by the stockholders of the Company in accordance with the laws of the State of Delaware.

2. DEFINITIONS

         Unless the context otherwise requires, the words which follow shall have the following meaning:

               (a) "Award" - shall mean the total annual performance award as determined by aggregating any Performance Award and Long Term Incentive Plan Award under the Plan; provided that for any Performance Period the Committee may, in its sole discretion, define "Award" to mean only a Performance Award.

               (b) "Board" - shall mean the Board of Directors of the Company.



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               (c)     "Change in Control of the Company" - shall have the
                       meaning set forth in Exhibit A hereto.

               (d) "Code" - shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

               (e) "Code Section 162(m)" - shall mean the exception for performance based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

               (f) "Company" - shall mean LCA Group Inc. and any successor by merger, consolidation or otherwise.

               (g) "Committee" - shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

               (h) "Individual Target Award" - shall mean the targeted Performance Award for a Performance Period as specified by the Committee in accordance with Section 5 hereof.



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               (i)     "Long Term Incentive Plan Award" - shall mean the amount,
                       if any, paid or payable under Section 7 hereof.

               (j) "Participant" - shall mean an executive employee of the Company or any Subsidiary selected, in accordance with
                       Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.

               (k) "Performance Award" - shall mean the amount paid or payable under Section 6 hereof.

               (l) "Performance Goals" - shall mean the objective performance goals, formulas and standards described in
                       Section 6 hereof.

               (m) "Performance Period" - shall mean the period of one to three Plan Years (as specified by the Committee) or, if the initial Plan Year is a short Plan Year, such shorter period (as specified by the Committee) over which achievement of the Performance Goals is to be measured.

               (n) "Plan" - shall mean the LCA Group Inc. 2001 Annual Performance Incentive Plan.

               (o) "Plan Year" - shall mean a fiscal year of the Company or in the case of the first Plan Year, if so designated by the Committee, the period from the date of Spinoff of the Company by U.S. Industries, Inc. to its stockholders to the end of the fiscal year in which it occurs.


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               (p)     "Pro Rata" - shall mean a portion of an Award based on
                       the number of days worked during a Performance Period as compared to the total number of days in the Performance Period.

               (q) "Subsidiary" - shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

3. ADMINISTRATION AND INTERPRETATION OF THE PLAN

         The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the performance criteria and the Performance Period for Awards within the Plan guidelines; (iv) determine whether a Long Term Incentive Plan Award will be payable with respect to any Performance Award to be earned for a Performance Period; (v) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; (vi) certify attainment of Performance Goals and other material terms; (vii) reduce Awards as provided herein; (viii) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (ix) adopt, amend and rescind rules and regulations relating to the Plan; and (x) make all other determinations and take all other actions necessary or desirable for the Plan's administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent such action would be permitted under Code Section 162(m).


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         Decisions of the Committee shall be made by a majority of its members.
All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code
Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.

4. ELIGIBILITY AND PARTICIPATION

    (a) For each Performance Period, the Committee shall select the employees of the Company or its Subsidiaries who are to participate in the Plan from among the executive employees of the Company or its Subsidiaries.

    (b) No person shall be entitled to any Award under this Plan for a Performance Period unless the individual is designated as a Participant for the Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5. INDIVIDUAL TARGET AWARD

         For each Participant for each Performance Period, the Committee may, in its sole discretion, specify a targeted performance award. The Individual Target Award may be expressed, at the Committee's sole discretion, as a fixed dollar amount, a percentage of base



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pay, or an amount determined pursuant to an objective formula or standard. The
Committee's establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant employee) be set for any subsequent Performance Period. At the time the Performance Goals are established (as provided in subsection 6.2 below), the Committee shall prescribe a formula to be used to determine the percentages (which may be greater than one-hundred percent (100%)) of an Individual Target Award that may be earned or payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant's Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change in Control of the Company occurs, or during such Performance Period with regard to the prior Performance Period if the Awards for the prior Performance Period have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

6. PERFORMANCE AWARD PROGRAM

         6.1 Performance Awards. Subject to the satisfaction of any conditions on payment imposed by the Committee pursuant to Section 6.4 and Section 8 herein, each Participant shall



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be eligible to receive up to the achieved percentage of their Individual Target
Award for such Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to subsection 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 8, no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

         6.2 Objective Performance Goals, Formulae or Standards. The Committee in its sole discretion shall establish the objective performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and similar type events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. The Performance Goals shall be based on one or more of the following criteria: (i) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets of the Company (or any subsidiary, division or other operational unit of the Company), (ii) the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits of



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the Company, including without limitation that attributable to continuing and/or other operations of the Company (or in either case a subsidiary, division, or other operational unit of the Company); (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow of the Company (or a subsidiary, division, or other operational unit of the Company); (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations of the Company (or a subsidiary, division or other operational unit of the Company); (vi) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues, net income or earnings before income tax or other exclusions of the Company (or a subsidiary, division, or other operational unit of the Company); (vii) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital of the Company (or any subsidiary, division or other operational unit of the Company); (viii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity of the Company
(or any subsidiary, division or other operational unit of the Company); (ix) the attainment of certain target levels in the fair market value of the shares of the Company's common stock; and (x) the growth in the value of an investment in the Company's common stock assuming the reinvestment of dividends.


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         In addition, the Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval) but only to that extent, the Committee may: (i) designate additional business criteria on which the Performance Goals may be based, or (ii) adjust, modify or amend the aforementioned business criteria.

         6.3 Maximum Performance Award. The maximum Performance Award payable to a Participant (or credited to his account for future payment) based on achievement of the Performance Goals for a Performance Period is $1,000,000 for each Plan Year during the Performance Period, including without limitation any short Plan Year commencing upon the Spinoff of the Company by U.S. Industries, Inc. to its stockholders to the end of the fiscal year in which it occurs. The foregoing shall not limit the amount payable to a Participant in a Plan Year so long as the amounts are from different Performance Periods.

         6.4 Payment Date; Committee Certification. The Performance Awards may be paid at such time after the Performance Period in which they are earned, as determined by the Committee but not before the Committee certifies in writing that the Performance Goals specified pursuant to subsection 6.2 were, in fact, satisfied (except to the extent permitted under Code Section 162(m) and provided in Section 8 with regard to Change in Control of the Company, death or certain other termination situations). The Committee shall use its best efforts to make a determination with regard to satisfaction of the Performance Goals within


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two and one-half (2 1/2) months after the end of each Performance Period. The
Committee may defer payment of any Performance Award and may place such additional conditions on payment thereof as it shall determine.

         6.5 Change in Control. In the event of a Change in Control of the Company, any unpaid portion of any Performance Award that has been earned and certified, but is being deferred subject to payment conditions shall immediately fully vest and be paid out (subject to the minimum reduction, if any, required to satisfy the requirements of Code Section 162(m)).

7. LONG TERM INCENTIVE PLAN AWARD PROGRAM

         7.1 Long Term Incentive Plan Award. Except as otherwise determined by the Committee with regard to any Performance Period, each Participant who is entitled to receive a Performance Award for a Performance Period shall, subject to subsection 7.2 and Section 8, also be entitled to be credited with a Long Term Incentive Plan Award in an amount equal to thirty percent (30%) of his Performance Award.

         7.2 Allocation of Long Term Incentive Plan Award. The Participant's Long Term Incentive Plan Award for any Performance Period shall be allocated to the unfunded bookkeeping account maintained for the Participant under the LCA Group Inc. Long Term Incentive Plan or any successor plan so long as such plan provides for increase in value based only on either a reasonable rate of interest or on one or more predetermined actual investments (whether or not actually invested therein), such that the amount payable by the employer at the later date will be based on the actual rate of return of a specific investment (including any


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decrease as well as any increase in the value of an investment). Such allocation shall be credited retroactively as of the end of the Performance Period for which it is credited.

         7.3 Maximum Long Term Incentive Plan Award. The maximum amount of Long Term Incentive Plan Awards that may, in accordance with subsection 7.1, be allocated to a Participant for a Performance Period is $300,000 for each Plan Year during the Performance Period and any such Long Term Incentive Plan Award shall (between the date as of which such award is credited pursuant to subsection 7.2 and the payment date) not increase by a measuring factor for each fiscal year greater than the interest rate on thirty (30) year Treasury bonds on the first business day of such fiscal year compounded annually. The foregoing shall not limit the amount allocable to a Participant for any Plan Year so long as the amounts are from different Performance Periods.

         7.4 Payment Date. The Participant shall have no right to receive payment of the Long Term Incentive Plan Awards until he has a right to receive such amounts under the terms of the LCA Group Inc. Long Term Incentive Plan or a successor plan.

8. PARTIAL AWARDS

         The Committee, in its sole and absolute discretion, may make a full or Pro Rata Award to Participants for a Performance Period in circumstances that the Committee deems appropriate including, but not limited to, a Participant's death, disability, retirement or other termination of employment during such Performance Period and the Committee shall be required to make at least a Pro Rata Award through the date of a Change in Control of the



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Company to each Participant who is a Participant at the time of such Change in
Control. All such Awards shall be based on achievements of the Performance Goals for the Performance Period except that, to the extent permitted under Code
Section 162(m), in the case of death, disability or Change in Control of the Company during the Performance Period (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than any Individual Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals. Furthermore, upon a Change in Control of the Company the Committee may, in its sole discretion but only to the extent permitted under Code Section 162(m), make an Award (payable immediately) equal to a Pro Rata portion (through the date of the Change in Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Performance Period; with, if so determined by the Committee, a corresponding Long Term Incentive Plan Award. Any such immediate Pro Rata payment and Long Term Incentive Plan Award shall be offset against any other Award of the same types made for such Performance Period under this Plan.

9. NON-ASSIGNABILITY

         No Award under this Plan or payment thereof nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish,



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execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

10. NO RIGHT TO EMPLOYMENT

         Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

11. AMENDMENT OR TERMINATION

         While the Company hopes to continue the Plan indefinitely, it reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) alter the Performance Goals as set forth in Section 6.2; (ii) increase the maximum amounts set forth in subsections 6.3 and 7.3 hereof, except to the extent permitted under Code Section 162(m) to substitute an approximately equivalent rate in the event that the thirty (30) year Treasury bond rate ceases to exist; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or



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impair a Participant's right to receive payment of an Award for a Performance
Period otherwise payable hereunder.

12. SEVERABILITY

         In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

13.  WITHHOLDING

         The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

14. GOVERNING LAW

         This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).



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                                    EXHIBIT A

         Change in Control of the Company shall mean that one (1) of the following have occurred:

              (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock, $.01 par value per share, of the Company ("Common Stock")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty- five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

              (ii) during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who



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         either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

              (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty- five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

              (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own,



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         directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.









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